SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 13, 2002

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events

LCA-Vision Inc. issued a press release announcing it will open the company’s newest value-priced LasikPlus Center on Monday, September 30 to serve the more than one million people residing in metropolitan Louisville, Kentucky.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press Release dated September 13, 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 9/13/02	By: /s/Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Contact:

Stephen N. Joffe

Joel Pomerantz

LCA-Vision Inc.

The Dilenschneider Group

(513) 792-9292

(212) 922-0900

LCA-VISION WILL OPEN ITS NEWEST LASIKPLUS CENTER IN

LOUISVILLE, KENTUCKY ON SEPTEMBER 30

New Center Will Serve Demand for Laser Vision Correction

Among the 1 Million People in Metropolitan Louisville

CINCINNATI, OH, September 13, 2002 -- LCA-Vision Inc. (NASDAQ NM:LCAV), a leading national provider of laser vision correction services, said today it will open the company’s newest value-priced LasikPlus Center on Monday, September 30, to serve the more than one million people residing in metropolitan Louisville, Kentucky.

The modern, attractively appointed office will be equipped with state-of-the-art laser systems from Bausch & Lomb and VISX.  Dr. Jason Greenberg and Dr. Vincent Marino, both Board-certified ophthalmologists specializing in laser vision correction, will head the new center’s highly experienced medical team.

Commenting on the Louisville opening, LCA-Vision Chairman and CEO Stephen N. Joffe said: “The patient response to the center we opened last month in Raleigh-Durham is exceeding our expectations.  Our market research on the Louisville market indicates the same high level of interest in laser vision correction.

“We are confident there are additional attractive opportunities in other markets, and will continue to open new centers as part of a selective national rollout plan.  We also remain confident about the LasikPlus business model and the bright future of laser vision correction, now the nation’s most frequently performed elective surgical procedure.

-more-

 “The potential patient pool is huge and still essentially untapped; our advanced technology contributes to clinical outcomes unsurpassed by any competitor; and our balance sheet is robust and healthy.”

With the new center, LCA-Vision Inc. will own and operate 32 LasikPlus laser vision correction facilities in the U.S., plus two in Canada and a joint venture in Europe.

For additional information, please visit the company’s website at www.lasikplus.com.  Individuals interested in scheduling a free vision evaluation can call the Company’s patient care center at 1-800-LasikPlus (1-800-527-4575).

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This news release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition, pricing, procedure demand, marketplace acceptance, patient outcomes, different healing results, unforeseen fluctuations in operating results, general economic conditions, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.